Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Corporate
P.O. Box 626	Controller and Interim CFO
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Receives Notification of Deficiency from NASDAQ

(Bassett, Va.) – July 22, 2009 – Bassett Furniture Industries, Inc. (NASDAQ: BSET) announced previously on July 9, 2009 that the filing of its Quarterly Report on Form 10-Q for the quarter ended May 30, 2009 (the “Form 10-Q”) would be delayed as the Company worked to resolve issues raised by the United States Securities and Exchange Commission in a series of comments received from the SEC subsequent to its regular triennial review of the Company’s 10-K. On July 22, 2009, the Company received a notification letter from the NASDAQ Stock Market (“Nasdaq”) dated July 14, 2009 regarding noncompliance with the rules for continued listing according to Listing Rule 5250(c)(1) as a result of the Company’s failure to file its Form 10-Q with the United States Securities and Exchange Commission within the required period. The Company has until September 14, 2009, to submit a plan to regain compliance with Nasdaq’s continuing listing standards. As previously announced, the Company anticipates that these outstanding issues with the SEC will be resolved soon, and the Company expects to file its Form 10-Q within the next few weeks. The notification has no current effect on the listing of the common stock of the Company.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “will,” “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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